Encision Reports Second Quarter Fiscal Year 2017 Results

BOULDER, Colo., Nov. 3, 2016 /PRNewswire/ -- Encision Inc. (ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2017 second quarter that ended September 30, 2016.

The Company posted quarterly net revenue of $2.15 million for a quarterly net loss of $240 thousand, or $(0.02) per share. These results compare to net revenue of $2.30 million for a net loss of $184 thousand, or $(0.02) per share, in the year-ago quarter. Gross margin on net revenue in the fiscal 2017 and 2016 six month periods was 47 percent and 51 percent respectively. Gross margin included slow moving and obsolete inventories costs of $87 thousand, or 4 percent, that were recognized in the quarter. Gross margin on net revenue was lower in the fiscal 2017 second quarter principally as a result of slow moving and obsolete inventories costs.

The Company posted six months net revenue of $4.43 million for a six months net loss of $338 thousand, or $(0.03) per share. These results compare to net revenue of $4.75 million for a net loss of $398 thousand, or $(0.04) per share, in the year-ago quarter. Gross margin on net revenue was 50 percent in the fiscal 2017 and 2016 six months.

Encision continues to fine tune our operations as we roll out new products that promise to enhance market adoption of AEM® Technology and drive higher top and bottom line results. We have had good success to date with our AEM EndoShield®2 and are converting existing AEM® Monitor customers and new customers with the cost effective and easy to use EndoShield2. We are also looking forward to the release of our new AEM® Burn Protection Cable that will offer new user features and will enhance revenues and profitability. All of this, combined with a new durable monitor, will make AEM® Safety adoption even more attractive for our customers and drive new levels of performance and growth. We expect to release the AEM® Burn Protection Cable and the durable monitor during our fourth fiscal quarter that ends March 31, 2017.

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue	$2,151	$2,300	$4,428	$4,755
Cost of revenue	1,142	1,120	2,229	2,401
Gross profit	1,009	1,180	2,199	2,354
Operating expenses:
Sales and marketing	614	630	1,244	1,326
General and administrative	360	366	704	733
Research and development	279	306	580	590
Total operating expenses	1,253	1,302	2,528	2,649
Operating loss	(244)	(122)	(329)	(295)
Interest and other expense, net	4	(62)	(9)	(103)
Loss before provision for income taxes	(240)	(184)	(338)	(398)
Provision for income taxes	––	––	––	––
Net loss	$ (240)	$ (184)	$ (338)	$ (398)
Net loss per share—basic and diluted	$(0.02)	$ (0.02)	$(0.03)	$ (0.04)
Weighted average number of shares—basic and diluted	10,673	10,673	10,673	10,673

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$ 32	$ 293
Restricted cash	25	25
Accounts receivable, net	965	840
Inventories, net	1,458	1,730
Prepaid expenses	117	92
Total current assets	2,597	2,980
Equipment, net	516	561
Patents, net	261	253
Other assets	16	16
Total assets	$ 3,390	$ 3,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	289	356
Accrued compensation	248	246
Other accrued liabilities	241	258
Line of credit	368	387
Deferred rent	30	30
Total current liabilities	1,176	1,277
Deferred rent	56	71
Total liabilities	1,232	1,348
Common stock and additional paid-in capital	23,717	23,682
Accumulated (deficit)	(21,559)	(21,220)
Total shareholders' equity	2,158	2,462
Total liabilities and shareholders' equity	$ 3,390	$ 3,810